EXHIBIT 11.1



                       PACKAGED ICE, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                                                      THREE MONTHS ENDED
                                                                                           MARCH 31,
                                                                                     --------------------
                                                                                       1999        1998
                                                                                     --------    --------
                                                                                        (IN THOUSANDS)
Loss before extraordinary item and preferred dividends ...........................   $(13,378)   $ (6,791)
Less:  Extraordinary item ........................................................       --       (17,387)
Less:  Dividends on 10% exchangeable and 13% exchangeable preferred stock ........       (908)       (616)
                                                                                     --------    --------
Net loss attributable to common shareholders .....................................   $(14,286)   $(24,794)
                                                                                     ========    ========


Weighted average common shares outstanding .......................................     13,810       4,395
Incremental shares attributable to outstanding stock options and warrants ........        764       1,290
                                                                                     --------    --------
As adjusted for diluted earnings per share calculation ...........................     14,574       5,685
                                                                                     ========    ========

Net loss per common share:
      Basic:
            Loss before extraordinary item attributable to common shareholders ...   $  (1.03)   $  (1.69)
            Extraordinary item ...................................................       --         (3.95)
                                                                                     --------    --------
            Net loss attributable to common shareholders .........................   $  (1.03)   $  (5.64)
                                                                                     ========    ========

      Diluted:(1)
            Loss before extraordinary item attributable to common shareholder ....   $  (0.98)   $  (1.30)
            Extraordinary item ...................................................       --         (3.06)
                                                                                     --------    --------
            Net loss attributable to common shareholders .........................   $  (0.98)   $  (4.36)
                                                                                     ========    ========

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(1)  This calculation is submitted in accordance with the Regulation S-K;
     although it is contrary to paragraphs 13 and 27 of the Finanial Accounting Standards Board's Statement of Financial Standard No. 128 because it produces an antidilutive result.

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